Exhibit 10.2

TERMINATION AGREEMENT, WAIVER, AND RELEASE

This Termination Agreement, Waiver, and Release (this “Agreement”) is made and entered into as of March 29, 2013, by and between Jaye L. Thompson, Ph.D. (“Employee”) and Opexa Therapeutics, Inc. (“Opexa”).

WHEREAS, Employee has been employed by Opexa on an “at will” basis; and

WHEREAS, the parties desire to terminate Employee’s employment with Opexa (the “Termination”) effective as of March 29, 2013 (the “Termination Date”), subject to the terms of this Agreement;

WHEREAS, notwithstanding the Termination, Opexa has agreed to pay Employee, subject to applicable withholding, the following: (i) severance pay (calculated as an amount equal to Employee’s base salary that would otherwise be applicable) for the period from March 30, 2013 through September 30, 2013 (in addition to a payment in respect of any unpaid salary earned for the period through March 29, 2013 and any accrued and unused Paid Time Off (“PTO”) days, which is payable to Employee regardless of this Agreement); and (ii) a lump sum payment of $20,000 as consideration hereunder and also in full satisfaction of any bonus payment earned by Employee through the Termination Date; and

WHEREAS, Employee has agreed, in exchange for the consideration being provided to Employee as part of this Agreement, to (i) return to Opexa all confidential information and other property owned by Opexa or used by Employee in the performance of her duties for Opexa and (ii) provide Opexa with a full release of any and all claims that Employee has or may have against Opexa.

NOW, THEREFORE, in consideration of the mutual promises and covenants established in this Agreement and other good and valuable consideration, the parties agree as follows:

1.	EMPLOYMENT TERMINATION.

(a)
Termination.  As of the close of business on the Termination Date, the Termination shall be deemed effective.  From and after the Termination Date (without limitation), Employee shall:  (i) no longer be employed by or an officer of Opexa; (ii) have no duties or authority to make any representations or commitments on behalf of Opexa as an employee or officer; (iii) have no further rights deriving from her employment by Opexa; and (iv) not be entitled to any further compensation or non-vested benefits.

(b)
Consideration.  Regardless of this Agreement, Employee shall receive from Opexa, with appropriate deductions and withholdings, the following:  (i) any unpaid salary for the period through March 29, 2013; and (ii) a lump sum payment of $5,682.76 for unused PTO.  Employee shall also receive from Opexa, with appropriate deductions and withholdings, the following severance consideration:  (x) a lump sum payment of $20,000 (as consideration hereunder and also in full satisfaction of any bonus payment earned by Employee through the Termination Date), to be paid on the eighth day after the later of (A) the Termination Date or (B) the date Employee executes this Agreement; and (y) salary continuation payments based upon Employee’s wage rate as of immediately prior to the Termination Date, at the same intervals as Opexa’s normal payroll schedule, for the six-month period from March 30, 2013 through September 30, 2013, with such payments to commence (with a catch-up payment upon the first payment, if applicable) beginning on the first regular pay day after the eighth day after the later of (A) the Termination Date or (B) the date Employee executes this Agreement.  Despite the receipt of such severance consideration, Employee shall for no purposes be considered an employee of Opexa after the Termination Date. Employee shall be fully responsible for all COBRA continuation payments (if any), and such amounts will not be withheld from such severance consideration.

(c)
Stock Options.  Employee agrees and acknowledges that as of the Termination Date, Employee has options to acquire the Common Stock of Opexa (and only those options) as set forth in Schedule A attached hereto (the “Stock Options”).  Employee acknowledges that, notwithstanding any past, present or future consulting agreement or other arrangement pursuant to which Employee may provide services to the Company, Employee shall (i) have only ninety (90) days following the Termination Date to exercise the Stock Options (or any other options to acquire Opexa’s Common Stock) pursuant to the terms of the respective agreements governing the Stock Options (or such other options, as applicable) and (ii) Employee shall vest no further (following the Termination Date) in any Stock Options (or any other options to acquire Opexa’s Common Stock).

(d)
Assistance by Employee.  Employee shall do the following:  (i) between 9:00 a.m. and 5:00 p.m. Central Time, Monday through Friday until September 30, 2013, be reasonably available to answer questions about functions performed by Employee for Opexa prior to the Termination, although such availability shall not interfere with Employee’s ability to seek full-time employment with, or be employed on a full-time basis by, a third party; (ii) surrender to Opexa, on or before the Termination Date, all letters, papers, documents, instruments, records, books, products, keys, charge cards, identification cards, computer and telephone passwords, any electronic copies of any of the above, and any other material owned by Opexa or used by her in the performance of duties for Opexa; (iii) immediately tender to Opexa any and all confidential material issued by Opexa and any other property of Opexa, including any personal computers or any other equipment owned by Opexa and used by Employee in her employment with Opexa; and (iv) otherwise perform the duties and obligations set forth in this Agreement.

2.
RELEASE OF CLAIMS.  For the sums paid by Opexa as severance consideration as set forth in Section 1 above, Employee (i) hereby waives any and all claims, charges, complaints, liabilities, obligations, promises, agreements, contracts, damages, actions, causes of action, suits, accrued benefits or other liabilities of any kind or character, whether known or hereafter discovered (the “Claims”), arising in connection with or otherwise relating to Employee’s employment with Opexa (as well as any predecessor entity), Employee’s relationship with Opexa (as well as any predecessor entity) and Employee’s termination therefrom, that Employee has or may have against Opexa and its officers, directors, shareholders, agents and employees (as well as any predecessor entity and its officers, directors, shareholders, agents and employees) and its successors and assigns, and all other persons, firms, partnerships, or corporations in control of, under the direction of, or in any way presently or formerly associated with Opexa (the “Released Parties”) of any kind whatsoever, including, but not limited to, allegations of wrongful termination, breach of contract, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, invasion of privacy, any action in tort or contract (including any action under Opexa’s charter documents), any claims arising under and/or for any alleged violation of any federal, state, or local law (including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981 et seq., the Equal Pay Act, 29 U.S.C. § 206; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) 29 U.S.C. § 1001 et seq. (non-vested rights only), the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Age Discrimination In Employment Act of 1967, as amended (“ADEA”), 29 U.S.C. § 621 et seq., the Fair Labor Standards Act, as amended, 29 U.S.C. § 201 et seq., the National Labor Relations Act, 29 U.S.C. §§ 151 et seq., the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C., § 2101 et seq., the Occupational Safety and Health Act, as amended, the Texas Commission on Human Rights Act, Texas Labor Code § 21.001 et seq., the Texas Payday Act, Texas Labor Code, § 61.01 et seq., the Texas Workers’ Compensation Statute, Texas Labor Code § 451.0001 et seq., and any other employment or civil rights act) and any and all claims for severance pay, bonus payments, stock options or rights to acquire shares of the Common Stock of Opexa and, except as provided by law, benefits under any compensation or employee benefit plan, program, policy, contract, agreement or other arrangement of Opexa, and (ii) does hereby release and forever discharge all of the Released Parties of and from any and all debts, claims, demands, damages, actions, causes of action, or liabilities of any nature whatsoever arising in connection with or otherwise relating to Employee’s employment with Opexa (as well as any predecessor entity), Employee’s relationship with Opexa (as well as any predecessor entity) and Employee’s termination therefrom, that Employee shall or may have against any of the Released Parties.

3.
CONFIDENTIALITY; NON-COMPETE.  Employee hereby acknowledges and agrees that, notwithstanding any provision herein to the contrary, Employee’s obligations under that certain Proprietary Information and Inventions Agreement, dated November 16, 2009, by and between Opexa and Employee (the “PIIA”) shall continue in full force and effect.  Moreover, in consideration for the payment of sums by Opexa as severance consideration in Section 1 above, during any period in which Employee is receiving such consideration as set forth in Section 1 above, Employee will not engage in activity which is competitive with the Company.  Employee further agrees not to make any disparaging or negative remarks, either orally or in writing, regarding Opexa.  In addition to any other remedy that Opexa may have, Employee agrees to permit Opexa to cancel Employee’s rights, including the payments set forth in Section 1 above (except the payment for unpaid salary through March 29, 2013 and PTO unused), if the terms of this Section 3 are breached.

4.
ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration as contemplated by that certain Agreement to Arbitrate, dated November 16, 2009, by and between Opexa and Employee (the “Arbitration Agreement”).

5.
COMPREHENSIVE NATURE OF AGREEMENT; VOLUNTARY EXECUTION.  This Agreement contains the entire agreement between Opexa and Employee with respect to the subject matter hereof (incorporating, for this purpose, the PIIA by reference); provided, however, that (i) the parties are entering into a Consulting Agreement as of approximately the Termination Date and (ii) the Arbitration Agreement remains in full force and effect.  Employee acknowledges that: (a) Employee has been advised in writing to consult her own attorney, (b) that Employee has had an opportunity to be represented by Employee’s own attorney, (c) that Employee has read and understands the terms of this Agreement, (d) that Employee is voluntarily entering into this Agreement to take advantage of the payments offered, and (e) that there have been no promises leading to the signing of this Agreement except those that have been expressly contained in this written document.

6.
OLDER WORKERS BENEFIT PROTECTION ACT ACKNOWLEDGEMENTS.  Employee acknowledges and agrees that the severance consideration set forth in Section 1 above constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, Opexa would be obligated to provide, or Employee otherwise would be entitled to receive.  Employee has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement.  Mutually agreed upon changes to this Agreement, whether material or immaterial, do not restart the 21-day period.  Employee agrees and acknowledges that if she chooses to sign this Agreement before 21 days after she received it, that she has done so voluntarily.  Furthermore, Employee has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement.  Accordingly, this Agreement will not become effective or enforceable until the revocation period has expired.

7.
GOVERNING LAW.  This Agreement will be construed and interpreted in accordance with the laws of the State of Texas.  Venue of any action to enforce this Agreement will be in Harris County, Texas.  The parties to this Agreement agree and acknowledge that this Agreement shall be considered to have been drafted equally by each of the parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written

OPEXA THERAPEUTICS, INC.:		EMPLOYEE:

By:	/s/ Neil K. Warma	/s/ Jaye L. Thompson
	Neil K. Warma	Jaye L. Thompson
	President and Chief Executive Officer	Date:	March 29, 2013

		Address:	58 N Brokerfern

The Woodlands TX 77380

Schedule A – Stock Options

Option Grant Date	# of (Post-Split) options Granted	# of (Post-Split) options Vested as of 3/29/2013	(Post-Split) Exercise Price
11/30/2009	12,500	12,500	$8.20/share
1/4/2011	6,250	4,167	$6.24/share
1/6/2012	9,597	3,199	$3.80/share
1/6/2012	10,469	1,745	$3.80/share
1/6/2012	20,939	-	$3.80/share